UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 3, 2010
DRI Corporation
(Exact Name of Registrant as Specified in Charter)

North Carolina (State or Other Jurisdiction of Incorporation)	000-28539 (Commission File Number)	56-1362926 (IRS Employer Identification No.)

13760 Noel Road, Suite 830
Dallas, Texas (Address of Principal Executive Offices)	75240 (Zip Code)
Registrant’s telephone number, including area code: (214) 378-8992
Not Applicable.
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.
     On September 3, 2010, DRI Corporation appointed Stephen P. Slay the Vice President, Chief Accounting Officer for DRI Corporation. Mr. Slay previously served as the Company’s Vice President, Chief Financial Officer, Secretary, and Treasurer until his resignation from these positions on June 15, 2010. From that date, he continued his employment with the Company in a transitional role until his current appointment.
     Mr. Slay, age 47, had been the Company’s Vice President, Chief Financial Officer, Secretary, and Treasurer since March 2007. Mr. Slay served as the Company’s Corporate Controller from April 2006 to March 2007. From August 2005 to April 2006, he was engaged as the Company’s Sarbanes-Oxley Act compliance consultant. Mr. Slay has been an important resource for the Company’s SEC and internal reporting, planning, and compliance matters. From September 2003 to August 2005, Mr. Slay served as Corporate Controller at Axtive Corporation in Dallas, Texas. As the principal accounting and financial officer, he was responsible for administering all accounting, finance and treasury functions for the public company and its subsidiaries. From July 1998 to September 2003, Mr. Slay was Manager, Channels Finance, at McAfee, Inc. (fka Network Associates, Inc.), in Dallas. From June 1997 to July 1998, Mr. Slay was Controller at Zane Publishing, Inc., in Dallas. From January 1992 to June 1997, Mr. Slay held several key accounting positions at Greyhound Lines, Inc., in Dallas, including: Senior Manager, Corporate Accounting; Senior Manager, Corporate Audit; Manager, Corporate Audit; and Senior Corporate Auditor. From November 1990 to August 1991, Mr. Slay served as Senior Auditor at BancTEXAS Group, Inc., in Dallas. From December 1985 to September 1990, Mr. Slay was with Arthur Andersen & Company in Oklahoma City, Okla., progressing to the level of Senior Accountant.
     Mr. Slay’s employment agreement has yet to be agreed upon but will be released when completed.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 9, 2010

DRI CORPORATION
By:	/s/Kathleen B. Oher
Kathleen B. Oher
Vice President, Chief Financial Officer, Treasurer, and Secretary